Duane, Morris & Heckscher
Attorneys at Law
One Liberty Place
Philadelphia, PA 19103-7396



June 23, 1995


The Board of Directors of
    Imo Industries Inc.
1009 Lenox Drive
Building Four West
P.O. Box 6550
Lawrenceville, NJ 08648-0550

Gentlemen:

	We have acted as counsel to Imo Industries Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 850,000 shares (the "Shares") of Common Stock, $1.00 par value, of the Company, pursuant to the Company's Equity Incentive Plan for Key Employees (the "Plan").

	As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

	Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan and any option, right or award granted thereunder, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

	We hereby consent to the use of this opinion in the Registration
Statement.

                                    Sincerely,

                                    /s/DUANE, MORRIS & HECKSCHER
                                    Duane, Morris & Heckscher